Exhibit 10.11

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

Technology Transfer Agreement

between

Merck KGaA (“Merck”),

Frankfurter Strasse 250, 64271 Darmstadt

and

Nitec Pharma AG (“Nitec Pharma”)

Switzerland

Preamble

Merck has been marketing corticoids (Fortecortin, Decortin, Decortin H, Solu Decortin H) successfully – primarily in Germany – for many years. In order to support the corticoid business Merck started developing Prednison Night Time Release in 1998, which is a novel galenic formulation using the active agent prednison. For the treatment of rheumatoid arthritis (“RA”) the Project (as defined hereinafter) has not yet entered phase 3 of clinical testing.

Merck due to limited resources and its focus on other business areas is unable to develop the Project until it is ready for marketing or to obtain a legal pharmaceutical licence for the Project. Merck therefore internally has decided to discontinue the Project.

It now appears that Nitec Pharma may be able to resume the Project at its own cost and risk, see it through phase III clinical testing and obtain a license to market the Merchandise (as defined below) in Germany, Austria and other countries.

In light of this development Merck is willing to transfer the Project to Nitec Pharma by turning over to Nitec Pharma all know-how acquired within the framework of and in connection with the Project and all pertinent industrial property rights. In particular Merck is willing to grant Nitec Pharma access to all data, which have accrued within the framework of the Project development and which are still to accrue pending the conclusion of the successful “Mutual Recognition Procedure”.

As provided herein Nitec Pharma is willing to undertake to use all of its Commercially Reasonable Efforts (as defined below) to continue the clinical and technical development of the Project on its own, in particular using its own financial resources and at its own company risk and to obtain legal pharmaceutical approvals for relevant markets that have been identified by Nitec Pharma as promising markets and to confirm that Merck shall, under the terms specified in greater detail in section 6 hereof retain the right to market the Merchandise on an exclusive or non-exclusive basis in Germany and Austria and that such right shall only pass to Nitec Pharma as set forth in section 6 hereof.

For this purpose the parties stipulate as follows:

1.	Definitions

“Technology Transfer Agreement” or “TTA” refers to this Agreement between Merck and Nitec Pharma.

“Clinical Development” refers to the implementation of all clinical trials aimed at obtaining licences to market the Merchandise in Germany, Austria and other countries.

“Commercially Reasonable Efforts” means those efforts and resources that Nitec Pharma would use were it developing, manufacturing, promoting and detailing the Active Agents as its own pharmaceutical products but taking into account clinical development results (including all safety, efficacy and cost issues), product labeling, regulatory review and approval issues, market potential, past performance, market potential, economic return, the general regulatory environment and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

“Technical Development” refers to the implementation of all technical activities aimed at obtaining licences to market the Merchandise in Germany, Austria and other countries.

“Approval” refers to the date on which an approval to market the Merchandise is granted in Germany and/or Austria.

“Launch” refers to the day on which the Merchandise is brought onto the market in Germany and/or Austria.

“Access to Data” refers to access to all data within Merck or affiliated enterprises of Merck within the meaning of § 15 of the German Stock Corporation Act (“Merck Group”) concerning the Project as well as concerning the Project periphery (e.g. Decortin, Decortin H), which are required or useful within the framework of Nitec Pharma’s activities described in this Agreement.

“Initial Application” is the date on which the first application for a legal pharmaceutical licence for the Project is filed in a country, which is a member of the European Union.

“Ex-factory Price” is the list price of the product without discounts by Merck Group to each independent customer.

“Production Costs” are all costs incurred by Nitec Pharma in the complete provision of Merchandise to one of Merck’s supply depots.

“Patents” refer to all of Merck Group’s patents and/or applications and utility models with respect to the Project.

“Project” refers to the galenic formulation containing Active Agents and which releases the latter in a delayed manner as more specifically described in Annex I.

“Merchandise” refers to the primary and secondary project packed and released for marketing.

“Bulk-Ware” refers to the galenic formulation approved for marketing, which still needs to undergo primary and secondary packing.

“Packing Instruments” comprises primary and secondary packing for Merchandise.

“Rheumatoid Arthritis” refers to the indication for which Nitec Pharma initially endeavours to obtain Approval.

“Active Agents” refer to Prednison, Prednisolon and Methylprednisolon.

“Skye Pharma” shall mean Skye Pharma AG with its head office in Muttenz, Switzerland, is the company, which has participated in the development of the Project from the technical aspect and which is meant to undertake production of the bulk-ware at its Lyon production site.

“Jagotec” shall mean Jagotec AG, a Swiss corporation having its head office at Eptingerstr. 51 in CH-6052 Hergiswil, Switzerland.

“Option Area” are the national territories of Germany and Austria.

2.	Third Party Contracts

2.1.	Merck, subject only to the restriction set forth specifically in section 6 hereof, hereby assigns to Nitec Pharma the agreement attached hereto as Appendix 2.1 “Skye/Jagotec DLA”) between Merck and SkyePharma/Jagotec concerning the development and production of the Project, on the precondition that SkyePharma /Jagotec shall give its required consent thereto. For the purpose of said assignment, Merck shall continue the agreement until then.

2.2.	The content of the agreement with SkyePharma/Jagotec is known to Nitec Pharma. All documents pertaining thereto, including correspondence concerning the agreement as well as other documents, which are useful for the implementation and interpretation thereof, shall be delivered to Nitec Pharma following the signing hereof.

3.	Transfer of Rights and Know-How

3.1.	Merck hereby sells, assigns and promises to otherwise transfer to and Nitec Pharma hereby purchases, accepts assignment and promises to accept delivery and/or transfer of the entire know-how obtained within the framework of the development of the Project to date, including all clinical test and stability patterns, experimental charges and all (also electronic) documents, including the correspondence to date (“Know-How”). Upon conclusion hereof the Know-How becomes the property of Nitec Pharma and shall be transferred promptly to Nitec Pharma after the signature of this Agreement to the extent that such transfer requires action beyond the signature of this Agreement. Insofar as it is set out in documents, on data carriers or represented in another manner (“Represented Know-How”), Merck shall store the Know-How in safe keeping for Nitec Pharma pending delivery thereof to the latter. In addition, Merck shall grant Nitec Pharma access to all of its know-how obtained with respect to the Active Agent.

3.2.	Nitec Pharma shall assemble the Represented Know-How by 31st December 2004 at the latest at Merck’s premises, submit such know-how for Merck’s approval, and Merck shall thereupon deliver the same to Nitec Pharma promptly.

3.3.	If the results of the development work performed hitherto are protected by copyrights or other industrial property rights, said rights are hereby assigned to Nitec Pharma and Nitec Pharma accepts such assignment. In the same manner, and subject to the condition precedent of the conferral of the required approval pursuant to section 13.4 of the Skye/Jagotec DLA, all of the industrial property rights acquired by Merck from Skye Pharma or from Jagotec on the basis of the Skye/Jagotec DLA within the framework of or in connection with the Skye/Jagotec DLA, are hereby assigned to Nitec Pharma and Nitec Pharma accepts such assignment.

3.4.	The purchase price for such Know-How, Represented Know-How and the property rights as defined hereinabove shall be […***…]. Payment shall become due upon signature of this Agreement.

3.5.	Should an assignment pursuant to section 3.1 and 3.3 hereof be impossible for legal reasons, Nitec Pharma is hereby granted […***…] a worldwide, exclusive, unlimited and unrestricted perpetual license to use these property rights (with the right to sublicense but subject to the following sentence). Said right of use shall not be transferable in connection with marketing and distributing Merchandise in the Option Area, but shall be transformed into a transferable right of use for such purpose as soon as Nitec Pharma becomes entitled to market and distribute or have marketed and distributed Merchandise in the Option Area in accordance with the provisions set forth in sec. 6 hereof.

3.6.	Should the results of the development performed hitherto contain inventions or ideas capable of being protected, Nitec Pharma shall be entitled hereupon to apply for relevant protections in its own name and at its own costs – and where required by law, by naming the inventors pursuant to the statutory provisions in force from time to time - in any countries.

3.7.	Should it be reasonably necessary or beneficial for the development and production of the Project to allow access to know-how and/or copyrights and/or industrial property rights from outside the development of the Project, whether owned or licensed or otherwise available to Merck or any other company within the Merck Group, Merck hereby grants Nitec Pharma and undertakes to use its best efforts to procure that Nitec Pharma is granted by any other company within the Merck Group a non-exclusive, […***…] license to use such know-how and/or copyrights and/or industrial property rights. The right to transfer such right shall be limited to affiliates of Nitec Pharma within the meaning of § 15 German Stock Corporation Act. Transfers to any other persons shall be limited to the following purposes:

•	Clinical development in RA and other indications

•	Technical development and production,

•	obtaining and maintaining the Approval in the Option Area and in other countries

***Confidential Treatment Requested

•

marketing and distributing Merchandise and for contractual / licensing negotiations with other interested pharmaceutical companies and the subsequent award of licences, insofar as section 6 does not contradict this.

Irrespective of the above limitations, the transfer of rights obtained pursuant to this section 3.7 shall always be permitted to the extent necessary for fulfilment of Nitec Pharma’s obligations to grant industrial property rights resulting from the Skye/Jagotec DLA, which is to be assigned to Nitec Pharma, in particular from section 5.3 (b) of the Skye/Jagotec DLA, as such agreement is amended from time to time between Nitec Pharma and Skye/Jagotec.

3.8.	Insofar as it is reasonably necessary or useful in connection with the Project, Merck allows Nitec Pharma to make a reference or cross-reference with regard to any approvals obtained by Merck.

3.9.	Merck warrants to Nitec Pharma (a) with regard to the Know-How and Represented Know-How and other objects sold or transferred hereunder, that these are free of third party rights and that at the date of transfer no circumstances exist that would enable third parties to establish such rights to the assigned rights and other objects without Nitec Pharma’s consent, (b) there is no pending, nor has there been overtly threatened any legal action, suit, proceeding, arbitration, summons or subpoena relating to the transactions contemplated by this Agreement or the Project or Merchandise or Know-How; and (c) Merck is the owner of the Know-How and, to Merck’s knowledge, no use of the Know-How or the Licensed Know-How will infringe the rights of, or result in any liability to, any member of the Merck Group or to any third person.

3.10.	Except as expressly provided herein, no warranty is made regarding the completeness or the suitability for a specific purpose (e.g. the Project) of the Know-How and/or Represented Know-How sold under section 3.1.

4.	Continuation of the Project by Nitec Pharma

4.1.	Nitec Pharma shall use its Commercially Reasonable Efforts to continue to develop the Project at its own cost following the conclusion of this Technology Transfer Agreement and of a financing agreement with a third party until respective Approval is obtained in the first country within the Option Area. Exceptions hereto are regulated by section 5.1.

4.2.	Nitec Pharma shall be the owner of all approvals.

4.3.	In the case of joint regulatory activities Nitec Pharma shall bear external costs, if these have been initiated and/or approved by Nitec Pharma.

4.4.	Nitec Pharma shall involve Merck in the activities of the clinical trials for the Project in such a manner that Nitec Pharma’s trials can be used as pre-marketing activity for the subsequent launch in the Option Area.

4.5.	Nitec Pharma shall, following prior consultation with Merck, utilize the trial report specified in section 5.1 upon delivery, and publish parts thereof.

4.6.	Nitec Pharma grants Merck the option of co-publication. Any mention of Merck involvement in a publication requires Merck’s prior approval.

5.	Support of Nitec Pharma by Merck following the assignment of Rights and Know-How

5.1.	Since Nitec Pharma will not have a GxP system at its disposal following its establishment, Merck declares its willingness to support Nitec Pharma in the following manner […***…] (unless specifically set forth otherwise below), in order to minimise the delay until Approval is granted:

-	Merck shall appear as sponsor of the trial under the appellation EMR 62215-003

-	Merck shall conclude the contract with CRO for the implementation of the said trial, […***…]

-

Costs of such trial (CRO and test centres) shall be pre-financed by Merck up to […***…]. For the pre-financed costs Merck shall issue a bill to Nitec Pharma without a mark-up on a […***…]. Payment shall be effected in each case within […***…] after receipt of invoice. Costs, occurring after the pre-financed period, shall be budgeted in advance on a quarterly basis. Such budgeted costs shall be paid by Nitec Pharma to Merck latest on […***…] of the first month following each quarter for which the amounts have been budgeted for. Any deviations from the estimated to the actual costs shall be compensated by Merck to Nitec Pharma or by Nitec Pharma to Merck, as the case may be, by the next quarterly payment, respectively up to the end of the phase III trial.

-	Merck shall provide an experienced clinician until the end of the first Phase 3 trial (expected to take place in Q2 of 2006).

-	Conclusion of a patients’ insurance for the EMR 62215-003 trial by Merck

-

Utilising all GxP processes of Merck for the fulfilment of pertinent EU Directives (2003/84/EU “Principles and Guidelines of Good Manufacturing Practice for Human Medicinal Products and for Test Compounds Designed for Use on Humans”, Annex 13, Directive 2001/20/EU “Application of Good Clinical Practice in the Case of the Performance of Clinical Tests with Human Medicinal Products”)

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Merck shall prepare a trial report and provide the latter to Nitec Pharma for its unlimited and exclusive use, whereby Merck shall remain entitled to use same within the framework of the marketing activities in the countries concerning which Merck has concluded a licensing agreement with Nitec Pharma providing for the marketing products by Merck

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The publication of intermediate results and any lectures on this topic during and after the conclusion of the aforementioned trial shall only be permitted with the approval of both parties, insofar as Merck is mentioned in the publication.

5.2.

During the period following the transfer of rights and Know-How pursuant to section 3, and pending the successful conclusion of the mutual recognition procedure, Merck shall […***…] grant Nitec Pharma Access to Data and access to all documents and all know-how stored electronically or in paper form in MEDISI, which could be reasonably necessary or useful for obtaining Approval for the Project. The parties in balance of their mutual interest shall agree on the type of access to be granted. Merck shall, in particular, support Nitec Pharma with the information in its possession, such as e.g. competition and market research data. Access to data under this section shall include data pertaining to Decortin, which shall be mentioned

***Confidential Treatment Requested

as a reference product in the licence, and Decortin H. The access relates primarily to data on technical development, production, quality control, quality assurance, regulatory affairs, clinical development, market research results, contact addresses of all pertinent clinics for rheumatology and of established rheumatologists as well as access to data banks in Merck’s possession which are of indication relevance (e.g. Datamonitor, IMS, Decision Resources). Access and receipt are subject to the confidentiality provisions hereof.

5.3.	Insofar as information is potentially relevant for obtaining the Approval for the Project, especially, but not limited to, information with regard to Decortin and Decortin H, Merck shall forward such information promptly and without charge to Nitec Pharma. Nitec Pharma shall utilise this information, as far as possible, for the purposes of obtaining such Approval. Merck shall keep Nitec Pharma continuously informed of the respective status of a licence for Decortin and Decortin H. This relates to all markets in which Merck distributes the Active Agent.

5.4.	Merck shall maintain complete and accurate records of the expenses subject to reimbursement in this section 5. Such records shall be available for inspection, during reasonable business hours and upon reasonable notice, for the period of […***…] after expense increment for examination at such place or places where such records are customarily kept, at Nitec Pharma’s expense (subject to the rest of this paragraph 5.4). and not more often than once each calendar year, by an internationally recognised accounting firm (the “Accountant”), selected and employed by Nitec Pharma and acceptable to Merck, but solely for the purpose of verifying for Nitec Pharma the correctness of the expenses. The Accountant may be required by Merck to enter into a reasonably acceptable confidentiality agreement, and in no event shall the Accountant disclose to Nitec Pharma any information, other than such information as is specified and the amount of any overpayment or underpayment of expenses. The report of the Accountant regarding such expenses reports expenses shall be binding on the parties, other than in the case of manifest error. Nitec Pharma shall bear the cost of any such inspection; provided that if the inspection shows an overpayment of expenses of more than […***…], then Merck shall promptly reimburse Nitec Pharma for all costs incurred in connection with such inspection. Merck shall, within twenty (20) calendar days of its receipt of the report of the Accountant, pay to Nitec Pharma the amount of any overpayment, plus interest calculated at […***…] per annum.

6.	Marketing and Distribution in the Option Area, Rights to Information, Precedence in Negotiations

The right to distribute and market the Project in Germany and Austria for Merchandise containing the Active Agent as the sole active ingredient shall only transfer to Nitec Pharma upon occurrence of the events as further detailed in this section 6.

6.1.	Nitec Pharma shall pursue the Approval of the Project in Germany and Austria in its own name. Merck shall support Nitec Pharma to the extent deemed necessary by Merck within the framework of the Approval procedure. In the case of an inspection within the framework of the conferral of the Approval, in Germany or other countries, Merck shall provide the resources necessary for a successful approval […***…]. Nitec Pharma shall, upon request, inform Merck at any time of the status of the approval procedure.

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6.2.	Nitec Pharma shall notify Merck in writing without delay of the Initial Application for the Project. Upon receipt of said notification Merck shall inform Nitec Pharma in writing whether or not Merck intends to exercise its right to market and distribute or to have marketed or distributed Merchandise delivered by Nitec Pharma in the Option Area under the terms specified in greater detail herein pursuant to section 6.4 (“Merck Option”).

6.3.

The Merck Option shall lapse in the event that Nitec Pharma has not received any written notice by Merck within […***…] following receipt by Merck of the notification by Nitec Pharma per section 6.2 above, stating that Merck will make use of such option (“Option Exercise”). During these […***…] Merck has the possibility of reviewing its interest in marketing the Project. For this purpose Nitec Pharma shall provide Merck in due time with appropriate documents (e.g. the results of the phase 3 trial, approval file, etc.) and Merck shall draw up a statistically valid pricing study of a type that is customary in this market and make same available to Nitec Pharma at its own cost and in due time. This obligation shall cease to apply if objective reasons make this trial appear irrelevant.

6.4.	In the event that Merck exercises the Merck Option, Merck and Nitec Pharma shall, at the request of either party, negotiate and conclude a purchase and licensing agreement (including jointly concluded forecasts and ex-factory prices and/or floor-prices/price corridors) containing terms customary in the market within 90 days following Option Exercise, whereby it is agreed

a)	that […***…] shall be made to Nitec Pharma under the purchase and licensing agreement

b)	that under the agreement Nitec Pharma shall deliver to Merck Merchandise and samples under the following conditions: […***…]

c)	In case any of the Parties should be liable to withhold taxes on any payments such withholding taxes may be deducted.

6.5.	Should Merck exercise the Merck Option, Merck shall

•

launch the Project in Germany and/or Austria no later than […***…] following Approval, price approval or other official approvals, insofar as these constitute a precondition for launching a product and market the Project in its own name.

•

display, at Nitec Pharma’s request, Nitec Pharma’s name and logo on the packaging and package inserts, undertake all commercially significant and necessary marketing activities, in order to meet the forecasts, which were fixed promptly after the exercise of the Merck Option. If, after […***…] following the Launch, the sales goals defined therein have been attained at a rate less than […***…] section 6.7 below shall apply, unless the shortfall from the minimum sales requirement is due to reasons for which Merck is not responsible. Nitec Pharma shall support Merck

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in meeting the forecasts by ensuring that the phase 3 trial is implemented in at least 10 trial centres in Germany.

•	within the first three (3) years following the Launch of the Project, refrain from launching any other project with a comparable operating mechanism on the RA indication.

6.6.	Should Merck make use of the Option Exercise and should the agreement specified in section 6.4 fail to be concluded within […***…] specified therein or within an agreed extended deadline, because the parties cannot find agreement on detailing terms, than the parties shall within […***…] as of the lapse of such […***…] period or the agreed upon extension period submit all relevant information to an independent professional project evaluator mutually acceptable to the parties and shall request that such evaluator proposes within another […***…] as of accepting the office of evaluator equitable terms for an agreement as set forth in section 6.4. If Merck does not conclude the license agreement within […***…] as of both parties receiving the proposal of the evaluator, then the right to distribute and market the Project in Germany and/or Austria, as the case may be, automatically transfers to Nitec Pharma upon the expiry of such 30 days period.

6.7.	Should Merck be in breach of one of the aforementioned provisions in section 6.5 and should said breach, following a written notice to Merck, fail to be remedied promptly, but in no event later than within […***…] as of such notice to Merck, then with effect as per the expiry of such […***…] period the exclusive licence of the Merck Option transformes into a non-exclusive licence without minimum sales and Merck grants to Nitec Pharma the royalty free, semi-exclusive right to market either directly or indirectly the Project in the Option Area,

6.8.	Irrespective of the lapse of the Merck Option, Nitec Pharma shall, in any case, advise Merck […***…] before the conclusion of a licence agreement for any country of the Option Area, of the fact that the conclusion of an agreement is being planned, so that Merck, for its part, has the opportunity within this period of submitting a bid for such a licence. Conditions offered to a third party shall in no event be more favourable for the third party than those offered to Merck prior to the expiry or the waiver by Merck of the Merck Option taking into consideration all relevant aspects. Nitec Pharma shall be free to conclude a licence agreement for the Option Area with a third party after the said […***…] have expired unless Merck prior to such expiry provides Nitec Pharma with a new bid and Merck’s new bid for Germany and/or Austria is at least equivalent in value to the best bid submitted by a third party prior to such expiry. In the event Merck’s bid for Germany and/or Austria shall be at least equivalent in value to the best bid submitted by such third party, then Nitec Pharma shall conclude the licence agreement exclusively with Merck.

7.	Marketing and Distribution of Merchandise outside of the Option Area

The exclusive right to distribute and market the Project outside the Option Area resides with Nitec Pharma.

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In all countries outside of the Option Area with the exception of the U.S.A., Canada and Japan Nitec Pharma shall offer Merck the conclusion of a licence agreement for marketing the Project following the commencement of the EMR 62215-003 trial for the Project. If the parties are unable within […***…] to conclude in good faith such licence agreement, then Nitec Pharma shall be free to conclude a licence agreement to that effect with third parties. The said time limit shall cease to apply as soon Merck states that it has no interest in concluding a licence.

8.	Further Developments, further Indications

8.1.	Nitec Pharma shall offer Merck any product improvements or further developments in the RA Indication for the sole purpose of marketing these in the Option Area and shall not conclude pertinent contracts with third parties for […***…] following such an offer. For Germany and Austria the said offer shall be made at market conditions on an exclusive basis. Further details shall be mutually agreed upon between the parties. Following the expiry of the time limit, Nitec Pharma shall be free to conclude a licence agreement with third parties with respect to product improvements or further developments, including the Project itself. The said time limit shall cease to apply as soon as Merck states that it has no interest in concluding a licence.

8.2.	Should the Project become applicable for other indications (e.g. asthma), Nitec Pharma shall advise Merck thereof before the commencement of phase III trials and offer a marketing licence, which shall be on an exclusive basis for the countries in which Merck has an exclusive licence for the RA indication and non-exclusive in the countries in which Merck has a non-exclusive licence for the RA indication. Details of such a licence agreement shall be negotiated between the parties at the proper time. In this connection the terms and conditions specified in section 6.4. are not binding, but shall be negotiated in good faith. If the parties are unable within […***…] of the commencement of phase III trials to agree in good faith on such marketing license, Nitec Pharma shall be free to conclude a licence agreement to that effect with third parties. The said time limit shall cease to apply as soon as Merck states that it has no interest in concluding a licence.

9.	Confidentiality

9.1.	Except as required by applicable law or legal process or in connection with the customary submissions to regulatory authorities, the publication by Nitec Pharma of results of clinical studies and presentations at conferences, the parties undertake with respect to all information put at their disposal or obtained by them in another manner in connection with the preparation hereof during the term hereof and for 10 years subsequently thereto

a)	to treat said information in a strictly confidential manner,

b)	to use it exclusively for the purpose of implementing this Agreement and

c)	to grant access thereto only to those employees, advisers (tax advisers, lawyers, management consultants), and sublicensees who are involved in the object of this Agreement.

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9.2.	The parties undertake to obligate in writing all persons as per 9.1.c) who are given access to information - insofar as same are not subject to a duty of secrecy by virtue of professional rules - to maintain confidentiality pursuant to this Agreement. In doing so, the parties shall, within the framework of legally permissible acts, ensure that their employees’ duty of confidentiality shall also apply where the employees terminate their employment during the term hereof.

9.3.	The duty of confidentiality shall not apply to such information concerning which it can be proved that

•	it was already publicly known at the time of the signing hereof and/or at the time it was transmitted to third parties or

•	it was already known to the receiving party or

•	it was independently obtained by employees of the receiving party, who did not themselves have any access to the transmitted information or

•	it was lawfully obtained by a third party or

•	it is not subject to [a duty of] confidentiality on the basis of a written declaration of the disclosing party.

10.	Term of Agreement, Discontinuation of the Project by Nitec Pharma (partial), Denial of Approval

10.1.	The validity of this Agreement is dependent on the effective assignment of the Skye/Jagotec DLA attached hereto as Appendix 2.1 to Nitec Pharma. This Agreement shall run for an indefinite period. The Agreement can be terminated by either party by giving […***…] months notice of termination, which shall take effect at the end of a contractual calendar year, but no earlier than the expiry of the year […***…]. The right to terminate this agreement with immediate effect in case of a severe breach is reserved. In the event of any termination hereunder, Articles 3, 9 and this Article 10 shall survive without limitation.

10.2.	Should Nitec Pharma be unsuccessful in finding one or more investors to acquire an interest in Nitec Pharma against a contribution of equity capital and/or by providing outside capital within […***…] days following the conclusion of this Technology Transfer Agreement, Nitec Pharma shall reassign to Merck without delay all the rights transferred by Merck to Nitec Pharma hereunder against repayment of the proved business expenses and other costs, which have been incurred up to the reassignment date by the founders of Nitec Pharma in connection with the Project. However, the amount shall not exceed EUR […***…].

10.3.	If Nitec Pharma does obtain the support of an investor described in section 10.2 above, but finally discontinues pursuit of the Project at a later point in time, Nitec Pharma shall invite Merck to acquire the Project, including all further developments and improvements at the market value that shall have been achieved by that time less the amount described in section 10.4. The market value is either (i) the value for which it can be proved that a third party is willing to acquire the Project or (ii) the value of the Project determined under the terms of section 10.5, whichever value is the higher.

10.4.	The amount to be deducted pursuant to section 10.3 sentence 1 shall be

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in the case of a reassignment following the commencement and prior to the conclusion of phase III of the trial (verification of effectiveness) the sum invested by Merck into the Project prior to the date of the transfer of the Project from Merck to Nitec Pharma (“Merck Investment”), less the costs of phase III of the trial incurred by Nitec Pharma or reimbursed to Merck by Nitec Pharma up to the date of reassignment,

•	in the case of a reassignment following the conclusion of phase III of the trial: zero

10.5.	In case of discontinuation of the Project as per 10.3 and irrespective of the Project being reassigned to Merck or transferred to a third party, Merck shall in any case be reimbursed promptly upon such discontinuation for the costs disbursed by Merck within the framework of the EMR 62215-003 study for Nitec Pharma, insofar as said costs have not already been repaid.

10.6.	The parties can mutually stipulate the market value pursuant to section 10.3 (ii) and the Merck Investment. Should the parties be unable to so agree, this issue shall be adjudged with binding effect by a panel consisting of three experts, whereby Merck and Nitec Pharma shall each appoint one expert and both appointed experts shall then agree upon the identity of the third expert. The findings of the experts shall only be subject to review by the state courts on the grounds of an obvious mistake within the meaning of § 319 (1) German Civil Code). Should the experts be unable to agree upon a value, the average sum contained in the experts’ opinions shall be deemed to be the market value. In the case of transfers to a third party Merck shall be reimbursed for the aforementioned amounts, insofar as said amounts have not already been repaid.

10.7.	The costs of a reassignment shall be borne by Merck.

11.	Miscellaneous

11.1.	Changes, amendments or alterations must be made in writing in order to be effective. This applies also to a waiver of such requirement of written form. Fax or email transmissions do not satisfy the requirement of the written form.

11.2.	For disputes arising out of or in connection with the stipulations set forth in sections 6.3, 6.4, 6.6, 6.7 and sections 10.3. and 10.4 the procedure as described in section 10.6 shall apply.

11.3.	The jurisdictional venue for all disputes arising hereunder shall be Nitec Pharma’s last domestic principal place of business or, where no domestic principal place of business has been established, Frankfurt am Main.

11.4.	All business and legal relations between the parties shall be exclusively governed by the law of the Federal Republic of Germany, excluding Private International Law and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

11.5.	If any provision of this Agreement were to be or become fully or partly invalid or unenforceable for any reason whatever, or to violate any applicable law, the same shall be considered divisible as to such provision and such provision shall be deemed deleted herefrom, and the remainder hereof shall be valid and binding as if such provision were not included herein. The parties hereto shall then, if necessary, negotiate for an appropriate amendment of this Agreement.

Bard, August 2, 2004	Darmstadt, July 14, 2004
Place, Date
ppa.

/s/ Dr. Hubertus Ludwig	/s/ Rosemarie Schiemer
Nitec Pharma AG	Merck KGaA
represented by: Dr. Hubertus Ludwig (Verwaltungsrat)	represented by: Rosemarie Schiemer

I.V.
/s/ Christiane Kaltenschnee
Merck KGaA
represented by: Christiane Kaltenschnee